EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

XTANT MEDICAL HOLDINGS, INC.

Under Sections 242 and 245

of the

General Corporation Law of the State of Delaware

XTANT MEDICAL HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:  The name of the Corporation is Xtant Medical Holdings, Inc.

SECOND:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 8, 2006, and the original name of the Corporation was K-Kitz, Incorporated. The original certificate of incorporation was amended by the Restated Certificate of Incorporation filed with the State of the State of Delaware on October 24, 2011.

THIRD: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Amended and Restated Certificate of Incorporation, each twelve (12) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock of the Corporation (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock of the Corporation shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s certificates that immediately prior to the Effective Time represented shares of Common Stock of the Corporation (“Old Certificates”), in an amount equal to the product obtained by multiplying (a) the closing price per share of Common Stock of the Corporation as reported on the NYSE American LLC as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each Old Certificate shall, after the Effective Time, represent that number of shares of Common Stock of the Corporation into which the shares of Common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

FOURTH:  This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and amends and restates the Corporation’s Certificate of Incorporation as heretofore amended and supplemented.

FIFTH:  The text of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended and supplemented, is hereby amended and restated in its entirety as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

XTANT MEDICAL HOLDINGS, INC.

ARTICLE I: NAME

The name of the Corporation is Xtant Medical Holdings, Inc.

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808, and the name of the registered agent therein and in charge thereof is Corporation Service Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV: AUTHORIZED STOCK

1.       Total Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue:

COMMON STOCK:	Fifty Million (50,000,000) with a par value of $0.000001 (USD)

PREFERRED STOCK:	Ten Million (10,000,000) with a par value of $0.000001 (USD)

2.       Increase or Decrease in Authorized Capital Stock. The Board of Directors is authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series (including a series of Preferred Stock), the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

3.       Rights of Preferred Stock.

3.1.       The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is authorized, by resolution or resolutions, to fix the number of shares of any series of Preferred Stock and to determine the designation, powers, rights, preferences, qualifications, limitations, privileges and restrictions, if any, of any wholly unissued series of Preferred Stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

3.2.       Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provision, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

4.       Rights of Common Stock. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote of holders of Common Stock at a meeting of stockholders.

ARTICLE V: AMENDMENT OF BY-LAWS

The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1.       Director Powers. The affairs of the Corporation shall be governed by a Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2.       Number of Director. Subject to the rights (if any) of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be such as from time to time shall be fixed by exclusively by resolution adopted by a majority of the Board of Directors. Effective on the date that this Amended and Restated Certificate is filed with the Delaware Secretary of State, and subject to the preceding provisions of this sentence, the initial number of directors shall be seven (7).

3.       Limitations of Liability. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

4.       Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director at the request of the Corporation or any predecessor to the Corporation.

5.       Change in Right. Any repeal or modification of Sections 3 or 4 of this ARTICLE VI, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with such Sections 3 or 4 of this ARTICLE VI, by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification or adoption of an inconsistent provision.

6.       Vote by Ballot. Election of directors need not be by ballot unless the by-laws so provide.

7.       No Classified Board. Commencing with the 2018 annual meeting of stockholders, directors shall not be divided into separate classes, and all directors shall hold office until the next annual meeting of stockholders and until the election and qualification of such directors’ respective successors, subject to such directors’ earlier death, resignation, disqualification or removal.

8.       Removal. Each director shall hold office until the expiration of such director's term of office and until such director's successor shall have been elected and qualified, or until such director's earlier resignation, removal or death. A director elected to fill a vacancy in the manner provided in the Bylaws shall hold office for the remainder of the term of the predecessor director and until such director's successor has been elected and qualified, or until such director's earlier resignation, removal or death.

ARTICLE VII: MATTERS RELATING TO STOCKHOLDERS

1.       Special Meetings. Special meetings of the stockholders may be called only by the (i) Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors; (ii) the chairman of the Board of Directors; or (iii) the chief executive officer of the Corporation.

2.       No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

3.       Business Combinations. The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE VIII: GENERAL PROVISIONS

1.       Severability. If any provision of this Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

2.       Forum. Unless the Corporation consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising under any provision of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation, or the by-laws of the Corporation, or (iv) any action asserting a claim governed by the internal-affairs doctrine. Any person or entity that acquires any interest in shares of capital stock of the Corporation will be deemed to have notice of and consented to the provisions of this section.

3.       Amendment of this Amended and Restated Certificate of Incorporation. The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of this corporation required by applicable law or by this Amended and Restated Certificate of Incorporation, any amendment to or repeal of Articles V, VI, VII or VIII of this Amended and Restated Certificate of Incorporation (or the adoption of any provision inconsistent therewith) shall require the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its authorized officer as of February 13, 2018.

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Carl O’Connell
Name:	Carl O’Connell
Title:	Chief Executive Officer